Exhibit 99.1

SECOND AMENDED AND RESTATED

BAKKT EQUITY INCENTIVE PLAN

1.    ESTABLISHMENT; PURPOSE; MANAGEMENT VEHICLE

(a)    Bakkt Holdings, LLC, a Delaware limited liability company (the “Company”), established the Bakkt Equity Incentive Plan effective as of December 19, 2018 (the “Establishment Date”), first amended as of September 18, 2019, and subsequently amended and restated as of May 15, 2020 (the Bakkt Equity Incentive Plan, as amended, the “Plan”).

(b)    In connection with the proposed transaction contemplated by that certain Agreement and Plan of Merger dated January 11, 2021 (the “Merger Agreement”) by and between the Company, VPC Impact Acquisition Holdings (to be renamed Bakkt Holdings, Inc. upon consummation of the Transaction, “Bakkt Inc.”), and Pylon Merger Company LLC (“Merger Sub”), pursuant to which Merger Sub would merge with and into the Company with the Company being the surviving entity (the “Merger”), the Plan is second amended and restated effective as of immediately prior to the consummation of the Merger (the “Amendment Date”).

(c)    The purpose of the Plan is to provide incentives to selected service providers to the Company and its subsidiaries and affiliates (collectively, “Bakkt”) relating to the success of the Company through the grant of Participation Units and Incentive Units (collectively, the “Awards”).

(d)    Bakkt Management, LLC (the “Management Vehicle”) has agreed to adopt and become party to the Plan solely for the purpose of being issued Incentive Units (thereby becoming a member of the Company) and issuing corresponding, economically identical membership interests in the Management Vehicle (“Management Incentive Units”) to Participants. Unless otherwise determined by the Administrator in its discretion, Incentive Units to be issued to Participants pursuant to the Plan only shall be granted to the Management Vehicle, which in turn shall grant Management Incentive Units to the relevant Participants, who accordingly shall not be members of, or otherwise own Units or other membership interests in, the Company. The Management Vehicle has agreed to issue Management Incentive Units to the relevant Participants when directed to do so by the Administrator, and to ensure that actions taken by the Company or the Administrator (or self-executing actions in accordance with the terms of the Plan) with respect to Incentive Units issued to the Management Vehicle shall result in a corresponding action by the Management Vehicle with respect to the corresponding Management Incentive Units issued to the Participants.

2.    DEFINITIONS

(a)    “Administrator” means the Compensation Committee (the “Committee”) of the Board of Directors of Intercontinental Exchange, Inc. (“ICE”) or such other body or committee of the Company or ICE as may be agreed by the Committee and the Board.

(b)    “Award Agreement” means, as applicable, the Participation Unit Agreement or the Incentive Unit Award Agreement.

(c)    “Board” means the Board of Managers of the Company.

(d)    “Cause” means, unless otherwise defined in a Participant’s written employment agreement, the occurrence of any of the following events: (i) any willful and continued failure or refusal of a Participant to perform the duties required of the Participant; (ii) the commission of any act of fraud, embezzlement or dishonesty by a Participant; (iii) any unauthorized use or disclosure by such person of confidential information or trade secrets of Bakkt; (iv) any material breach by the Participant of the Company LLC Agreement, any non-competition, non-solicitation, non-disclosure agreements, consulting or advisory agreement, services agreements or other written agreements between such Participant and Bakkt or any generally applicable code of conduct distributed by the Company to the Participant; (v) any act or course of conduct by the Participant, or the Participant’s failure to engage in any act or course of conduct, (1) that is reasonably likely to adversely affect Bakkt’s right or qualification under applicable laws, rules or regulations to serve as an exchange or other form of a marketplace for trading commodities or (2) that violates the rules of any exchange or market on which Bakkt trades (or at such time is actively contemplating effecting trades) and which could lead to a denial of Bakkt’s right or qualification to effect trades on such exchange or market; or (vi) any other intentional or grossly negligent misconduct by such person adversely affecting the business or affairs of Bakkt in a material manner. The foregoing definition shall not in any way preclude or restrict Bakkt’s right to discharge or dismiss any Participant for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Cause.

(e)    “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(f)    “Common Incentive Unit” means a Common Unit; provided, however, that, except where the context indicates otherwise, references herein to a “Common Incentive Unit” held by a Participant shall be deemed to refer to both the Common Incentive Unit issued by the Company and any corresponding Management Incentive Unit issued by the Management Vehicle to the Participant.

(g)    “Common Unit” has the meaning ascribed to such term under the Company LLC Agreement.

(h)    “Company LLC Agreement” means the [Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 10, 2021 and effective as of the Amendment Date, amended or restated from time to time].

(i)    “Company Valuation” means (i) as of the date of any Exit Event, the Fair Market Value of the Company, based on the valuation of the Company implied by the consideration paid or received per Unit in connection with such Exit Event and (ii) to the extent any Participation Units or Incentive Units remain outstanding and unvested on the date that is the eight (8) year anniversary of the launch of one of the Company’s services in a production environment, as determined by the Administrator in its sole discretion, the Fair Market Value of the Company as of such date.

(j)    “Covered Termination” means a termination of a Participant’s employment (i) by Bakkt for any reason other than a termination for Cause [or (ii) by reason of the Participant’s death or Disability].

(k)    “Disability” of a Participant means that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Bakkt’s employees.

(l)    References to “employment” (or variations of such term) herein shall mean both common law employment and the provision of services as a director or other independent contractor.

(m)    “Eligible Person” means a person providing services (whether as an employee or as a director or other independent contractor) to Bakkt.

(n)    “Exit Event” means a Liquidity Event, an IPO, or the Merger.

(o)    “Fair Market Value” means, as of the relevant date of determination, (i) with respect to a Common Unit, (A) if the Common Units are publicly-traded, the average public trading price thereof during the thirty (30) day calendar period immediately preceding such determination or (B) if the Common Units are not publicly-traded, the value of the particular Common Unit at issue on a fully-diluted basis as reasonably determined in good faith by the Administrator taking into consideration the distributions to which such Common Unit would be entitled to assuming all of the assets of the Company were sold in an arm’s-length transaction between a willing buyer and a willing seller (without any discount for minority interest, lack of marketability, lack of liquidity, lack of voting power or any transfer restrictions applicable to such Common Units) and the net proceeds of such sale were distributed to the members of the Company; and (ii) with respect to the Company as a whole, the amount which the Company would receive in an all-cash sale of all of its assets and businesses as a going concern (free and clear of all liens and after payment of indebtedness) in an arms-length transaction with an unaffiliated third party occurring on the date of valuation as reasonably determined in good faith by the Administrator (assuming that all of the proceeds from such sale were paid directly to the Company, in each case as determined in good faith by the Administrator).

(p)    “Former Service Provider” means a Participant who is no longer a Service Provider.

(q)    “Incentive Unit” means either a Common Incentive Unit or a Preferred Incentive Unit, as well as any corresponding Management Incentive Unit. Except where the context indicates otherwise, references herein to an “Incentive Unit” (and references to an “Award” when such term is intended to refer to an Incentive Unit) held by a Participant shall be deemed to refer both to the Common Incentive Unit or Preferred Incentive Unit, as the case may be, issued by the Company and to any corresponding Management Incentive Unit issued by the Management Vehicle to the Participant. As of the Amendment Date, each Incentive Unit shall be exchanged for the right to receive a Paired Interest (and references to an “Incentive Unit” following the Amendment Date shall be deemed to refer to a Paired Interest).

(r)    “Incentive Unit Award Agreement” means an award agreement pursuant to which Incentive Units have been granted under the Plan to a Participant, in such form and with such terms as the Administrator may determine.

(s)    “IPO” means the initial sale pursuant to a registration statement filed under the Securities Act of 1933, as amended, of any equity securities of the Company or any successor, whether by the Company, such successor or any holder of equity securities or rights to purchase equity securities of the Company.

(t)    “Liquidity Event” means, any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and, unless waived in any specific instance by the members of the Company pursuant to the Company LLC Agreement, shall be deemed to include (i) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any securities purchase transaction, merger, consolidation or other form of reorganization) in which outstanding equity interests of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary (but excluding (A) any transaction effected for the purpose of changing the Company’s jurisdiction of formation and (B) the sale by the Company of equity interests to investors in bona fide equity financing transactions or in a sale of the Company’s or its Successor’s equity interests in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended), unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the surviving or acquiring entity or its direct or indirect parent entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Company’s equity holders of record as constituted immediately prior to such transaction or series of related transactions; (ii) a sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions; and (iii) the exclusive licensing of all or substantially all of the Company’s intellectual property to a third party in a single transaction or series of related transactions.

(u)    “Management LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Management Vehicle, dated as of and effective as of the Amendment Date, as amended or restated from time to time.

(v)    “Paired Interest” means a Common Unit together with a share of Class V common stock of Bakkt Inc. Each Common Unit shall be exchanged for an appropriate portion of the Merger Consideration (as defined in the Merger Agreement) and, each share of Class V common stock of Bakkt Inc. shall have the right to be exchanged for a share of Class A common stock of Bakkt Inc., which will be registered and freely tradeable subject to ordinary restrictions.

(w)    “Participant” means an Eligible Person granted Participation Units or Incentive Units under the Plan (including an Eligible Person granted Management Incentive Units by the Management Vehicle corresponding to Incentive Units issued to the Management Vehicle).

(x)    “Participation Unit Award Agreement” means an award agreement pursuant to which Participation Units have been granted under the Plan to a Participant, in such form and with such terms as the Administrator may determine.

(y)    “Participation Unit Payment Event” means, with respect to a Participation Unit, the earliest to occur of (i) the closing of an IPO if the Participation Unit was vested prior to such closing, (ii) the vesting of the Participation Unit on or following the closing of an IPO or (iii) the closing of a Liquidity Event.

(z)    “Participation Units” means awards granted under the Plan giving a Participant the contractual right to participate in the appreciation in the value of the Company, if any, through the payment by Bakkt, upon the occurrence of a Participation Unit Payment Event, of a cash or stock payment to the Participant as determined in the sole discretion of the Administrator for each Participation Unit equal to the Per Participation Unit Value, subject to the terms and conditions of the Plan (it being understood and agreed that Participation Units are not Units and the holders thereof shall not be Members of the Company) provided, however, that, except where the context indicates otherwise, references herein to a “Participation Unit” held by a Participant shall be deemed to refer to both the Participation Units issued by the Company to Participants and any Phantom Units issued by the Company to Participants prior to the Amendment Date. Participation Units are intended to qualify as “stock rights” exempt from the application of Section 409A of the Code.

(aa)     “Per Participation Unit Value” shall mean, as determined by the Administrator in its sole discretion with respect to a Participation Unit, an amount equal to the excess, if any, of (i) the then Fair Market Value of a Common Unit over (ii) the Fair Market Value of a Common Unit as of the date of grant of the Participation Unit (which grant date value, in the case of Participation Units granted on or within one month following the Establishment Date, shall equal $1, as such amount may be equitably adjusted by the Administrator, in its sole discretion, with respect to splits, mergers, combinations, extraordinary distributions, recapitalizations or otherwise in accordance with the Plan).

(bb)    “Preferred Incentive Unit” means a Preferred Unit; provided, however, that, except where the context indicates otherwise, references herein to a “Preferred Incentive Unit” held by a Participant shall be deemed to refer to both the Preferred Incentive Unit issued by the Company and any corresponding Management Incentive Unit issued by the Management Vehicle to the Participant.

(cc)    “Service Provider” means any officer, member of management or other employee of or advisors, consultants or service providers to the Company or its subsidiaries.

(dd)    “Unit” has the meaning ascribed to such term in the Company LLC Agreement

(ee)    “Voluntary Termination” means a termination of a Participant’s employment (i) by Bakkt for Cause or (ii) upon a resignation by the Participant.

3.    ADMINISTRATION

(a)    The Plan shall be interpreted and administered by the Administrator, provided that the Administrator may delegate such administrative duties to a sub-committee or any other committee, whose actions shall be final and binding on all persons, including the Participants, and shall be given the maximum deference permitted by law.

(b)    The Administrator, in its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan to:

(i)    Determine from time to time which Eligible Persons shall be designated as Participants entitled to participate in the Plan and the number and terms of Awards granted.

(ii)    Determine whether any Incentive Units in respect of a Participant shall be issued directly to the Participant rather than to the Management Vehicle.

(iii)    Direct the Management Vehicle to take actions consistent with the terms of the Plan.

(iv)    Make determinations and interpretations required under the Plan, including the amount of any payments to Participants.

(v)    Establish rules and regulations it deems necessary or desirable for the administration of the Plan.

(vi)    Exercise all authority granted to it hereunder.

(vii)    Correct any defect, supply any omission and reconcile any inconsistency in the Plan or the applicable Award Agreement, including, but not limited to, with respect to Section 12 below.

(c)    No member of the Administrator shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or any payment paid hereunder, and all members of the Administrator shall be fully indemnified and held harmless by ICE, the Company or their respective successors in respect of any such action, determination, or interpretation.

4.    ELIGIBILITY; AWARDS SUBJECT TO THE PLAN

(a)    Awards may be granted to Eligible Persons at the discretion of the Administrator. As provided in Section 1(d), unless otherwise determined by the Administrator in its discretion, Incentive Units to be issued to Participants pursuant to the Plan only shall be granted to the Management Vehicle, which in turn shall grant Management Incentive Units to the relevant Participants. Notwithstanding the foregoing, following the Amendment Date, no Awards shall be granted to any Eligible Person and any unallocated pool of Awards shall be cancelled and no longer be available for future grants under the Plan.

(b)    Any Awards granted to a Participant that are subsequently forfeited or cancelled under the Plan without the Participant having received any payments or distributions with respect to the Awards due to a failure to vest, termination of employment, or otherwise, shall no longer be available for future grants under the Plan.

(c)    In the event of a recapitalization, merger, combination unit split, extraordinary distribution or similar change in the capital structure of the Company, the Administrator shall make proportionate adjustments to the number of Awards and other terms as appropriate and equitable and in accordance with the Company LLC Agreement; provided, however, that the Administrator shall use commercially reasonable efforts to avoid making any adjustment that could render an Award subject to the additional tax imposed under Section 409A.

5.    TERMS AND CONDITIONS OF THE AWARDS

(a)    Each Award granted under the Plan shall be evidenced by an Award Agreement, specifying the number and type of Participation Units or Incentive Units granted, vesting conditions, grant date and such other terms and conditions as specified by the Administrator consistent with the Plan. Each Award Agreement shall be subject to the applicable terms of the Plan.

(b)    To the extent not otherwise specified in the relevant Award Agreement, unvested Participation Units and Incentive Units subject to an Award shall vest upon the occurrence of an Exit Event.

(c)    To the extent not otherwise specified in the relevant Award Agreement, the vesting of an Award shall accelerate upon an Exit Event as follows, subject in each case to the applicable Participant’s continued employment with Bakkt through the closing of such Exit Event:

(1)    If the Exit Event is a Liquidity Event, (A) any unvested Participation Units or Incentive Units subject to the Award shall vest in full, effective upon the closing of the Liquidity Event, (B) any outstanding vested Incentive Units (including such Incentive Units that became vested pursuant to clause (A)) shall participate in such Exit Event to the extent provided in the Company LLC Agreement, and (C) the close of such Exit Event shall constitute a Participation Unit Payment Event with respect to any outstanding vested Participation Units;

(2)    If the Exit Event is an IPO, (A) one third of any unvested Participation Units or Incentive Units subject to the Award shall vest as of the closing of the IPO, (B) the remaining unvested Participation Units or Incentive Units subject to the Award shall vest in two (2) equal annual installments beginning on the first anniversary of such IPO; provided that, if the Participant is terminated by Bakkt without Cause within two (2) years following such IPO, all then-unvested Participation Unit and Incentive Units shall immediately vest in full, and (C) a Participation Unit Payment Event shall occur (x) upon the closing of the IPO with respect to Participation Units that were vested prior to such event and (y) upon the vesting of any other Participation Units on or following the closing of the IPO; and

(3)    If the Exit Event is the Merger, (A) one third of any unvested Participation Units or Incentive Units subject to the Award shall vest as of the closing of the Merger, (B) the remaining unvested Participation Units or Incentive Units subject to the Award shall vest in two (2) equal annual installments beginning on the first anniversary of the Merger; provided that, if the Participant is terminated by Bakkt without Cause within two (2) years following the Merger, all then-unvested Participation Unit and Incentive Units shall immediately vest in full, and (C) a Participation Unit Payment Event shall occur (x) upon the closing of the Merger with respect to Participation Units that were vested prior to the Merger and (y) upon the vesting of any other Participation Units on or following the closing of the Merger; and provided further, that any Participation Units or Incentive Units subject to Awards held by Former Service Providers shall receive the same treatment as provided in this Section 4(c)(3), subject to the Former Service Providers’ continued compliance with any applicable post-termination covenants.

(d)    To the extent not otherwise specified in the relevant Award Agreement, (1) upon the occurrence of a Covered Termination, any unvested Participation Units or Incentive Units subject to the Award shall vest in full as of the date of termination and (2) upon the occurrence of a Voluntary Termination, the vested portion of any Award held by such Participant shall be treated in accordance with the applicable Award Agreement with respect to the treatment of vested Awards and any unvested Participation Units or Incentive Units subject to the Award shall be forfeited and cancelled as of the date of termination without consideration.

(e)    The Administrator, in its sole discretion, may agree to accelerate the vesting of any outstanding Award on more favorable terms than provided by this Section 5 and the applicable Award Agreement. The Administrator may exercise such discretion with respect to one or more Participants as it may, in its sole discretion, select, and shall not be obligated to treat Participants equally in its exercise such of discretion.

(f)    In accordance with Section 4.1 of the Company LLC Agreement, any Retained Amounts (as defined in the Company LLC Agreement) with respect to an Incentive Unit shall be distributed promptly upon the vesting of the Incentive Unit, and shall be forfeited if the associated Incentive Unit is forfeited.

(g)    Each Award granted under the Plan shall be nontransferable, other than (i) to the Company or to the Management Vehicle, (ii) to a Participant’s or former Participant’s heirs or, in the case of Incentive Units, otherwise in accordance with the Company LLC Agreement.

(h)    Terms Applicable to Participation Unit Awards.

(i)    Not less than fifteen (15) business days and not more than thirty (30) business days after a Participation Unit Payment Event, the Administrator shall cause Bakkt to pay to any Participant holding vested Participation Units an amount equal to (x) the Per Participation Unit Value as of the date of the Participation Unit Payment Event times (y) the number of vested Participation Units held by such Participant.

(ii)    The Company may satisfy its obligation under Section 5(i) either: (A) by a single payment in cash, via a wire transfer of immediately available funds, or a check sent to the Service Provider’s address on the books and records of the Company or (B) in whole or in part by issuance of freely transferable registered equity securities of the Company.

6.    AMENDMENT OR TERMINATION OF THE PLAN

The Administrator, at any time, and from time to time, may amend or terminate the Plan in any manner in its sole discretion, provided that termination of the Plan or any amendment thereof shall not adversely affect any Award previously granted under the Plan without the consent of the holders of a majority of the issued and outstanding Awards.

7.    SECURITIES COMPLIANCE

The Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act of 1933. An Award shall not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the securities subject to such Award may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Following the Amendment Date, the Company shall make such payments to each Participant with respect to each outstanding Award in cash, shares of Class A common stock of Bakkt Inc., vested and unrestricted shares issued under an equity incentive plan of Bakkt Inc. or any combination thereof, in each case in accordance with the terms and conditions of the Merger Agreement.

8.    NO GUARANTEE OF FUTURE SERVICE

Selection of an individual as a Participant under the Plan shall not provide any guarantee or promise of continued employment or other service of the Participant with Bakkt; and Bakkt retains the right to terminate the employment or other service of any employee or other service provider at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

9.    SPECIAL INCENTIVE COMPENSATION

By acceptance of an Award, the Participant shall be deemed to have agreed that such Award is special incentive compensation that shall not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement, life insurance, disability, severance or other employee benefit plan of Bakkt. In addition, each beneficiary of the Participant shall be deemed to have agreed that such Award shall not affect the amount of any life insurance coverage, if any, provided by any person on the life of the Participant which is payable to such beneficiary under any life insurance plan covering employees. Nothing contained in the Plan or the applicable Award Agreement shall prevent Bakkt from adopting or continuing in effect other compensation arrangements.

10.    TAX WITHHOLDING

All payments under the Plan shall be subject to withholding of all applicable taxes, if any, under federal, state or other applicable law.

11.    NONASSIGNABILITY

To the maximum extent permitted by law, a Participant’s right or benefits under the Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

12.    CODE SECTION 409A

Any payments with respect to an Award are intended to be exempt from or comply with Section 409A of the Code (“Section 409A”) so that none of the payments to be provided hereunder shall be subject to the additional tax imposed under Section 409A. Any ambiguities or ambiguous terms herein shall be interpreted to be exempt from or so comply with the requirements of Section 409A. Notwithstanding anything in the Plan to the contrary, the Company reserves the right, in its sole discretion and without the consent of any Participant, to take such reasonable actions and make any amendments to the Plan as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any amounts under the Plan.

13.    ESTABLISHMENT DATE; TERM OF PLAN

The Plan shall first become effective on the Establishment Date. The Plan shall remain in effect until it is revised or terminated by further action of the Administrator; provided, however, that pursuant to Section 4(a), no Awards of any kind may be made following the Amendment Date.

14.    HEADINGS

The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

15.    GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL; MANDATORY ARBITRATION

(a)    The Plan and any Award Agreement shall be governed by and construed in accordance with the laws of Delaware without giving effect to the conflict of laws provisions thereof. All actions, suits or proceedings arising out of or based upon the Plan or the subject matter hereof shall be brought and maintained exclusively in the state courts of Delaware. Participants acknowledge and agree that any controversy which may arise under or relate to the Plan or an Award Agreement is likely to involve complicated and difficult issues, and the Company and each Participant shall agree to IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE PLAN OR AN AWARD AGREEMENT AND AGREE THAT THEY SHALL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

(b)    Notwithstanding the foregoing, and anything herein to the contrary, any dispute under the Plan or any Award Agreement shall be required to be resolved by binding arbitration. If the parties cannot agree on an arbitrator, each party shall select one arbitrator and both arbitrators shall then select a third. The third arbitrator so selected shall arbitrate the dispute. The arbitration shall be governed by the rules of the American Arbitration Association then in force and effect. The place of arbitration shall be Atlanta, Georgia. Nothing in the Plan or any Award Agreement should be interpreted as restricting or prohibiting Participants from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency charged with investigating and/or prosecuting complaints under any applicable federal, state or municipal law or regulation (except that each Participant acknowledges that he or she may not recover any monetary benefits in connection with any such claim, charge or proceeding). A federal, state, or local agency would also be entitled to investigate the charge in accordance with applicable law. However, any dispute or claim that is covered by this Section 15 but not resolved through the federal, state, or local agency proceedings must be submitted to arbitration in accordance with this Section 15. Each party shall pay its own expenses of such arbitration and all common expenses of such arbitration shall be borne equally by the Participant and the Company.

16.    NOTICES

Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “notice”) required or permitted under the Plan or the applicable Award Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, facsimile message, email or recognized overnight courier. A notice must be addressed to the Participant at the Participant’s last known address on the records of the Company or if sent by facsimile or email, to the fax number or email address of the Participant maintained on the records of the Company. Notices to the Company shall be addressed to:

Bakkt Holdings, LLC

ATTN: Corporate Secretary

10000 Avalon Boulevard, Suite 1000

Alpharetta, GA 30009

All notices shall be deemed to have been given (a) three (3) business days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (b) when delivered by hand or transmitted by facsimile or email (with confirmation of transmission received) unless delivered on a day which is not a business day or after 5:00 pm recipient’s time on a business day, in which case such notice shall be deemed to have been given on the next succeeding business day, or (c) one business day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees. Whenever any notice is required to be given by applicable law or the Plan or the applicable Award Agreement, a written waiver thereof signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

17.    SUCCESSORS AND ASSIGNS

The Plan shall be binding upon and shall inure to the benefit of the Company, and (solely to the extent the Management Vehicle as obligations and rights hereunder) the Management Vehicle, and their respective successors and assigns.